Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2006

Plymouth, Michigan, February 7, 2006 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $17.2 million and net income of $2.2 million, or $0.24 per diluted share, for the second quarter ended December 31, 2005, compared with net sales of $14.8 million and net income of $1.5 million, or $0.16 per diluted share, for the second quarter ended December 31, 2004. For the six month period ended December 31, 2005 the Company reported net sales of $29.9 million and net income of $2.5 million, or $0.27 per diluted share, compared with net sales of $27.1 million and net income of $2.4 million, or $0.26 per diluted share, for the same period one year ago. Fiscal 2006 results included net non-cash stock-based compensation expense of $161,000, or $.02 per diluted share, for the second quarter and $311,000, or $.03 per diluted share, for the six months ended December 31, 2005 related to the adoption of a new accounting pronouncement, Statement of Financial Accounting Standard 123 (revised), (SFAS 123R).

Sales during the quarter were approximately $2.4 million higher than the second quarter of fiscal 2005. Sales in North America of $12.0 million were up $2.8 million compared to the second quarter of fiscal 2005 due to the strong backlog beginning the quarter and the high rate of new orders during the quarter, principally for AutoGauge® systems. Sales in Europe of $4.9 million were down $400,000 primarily due to the decline in the Euro that, based on conversion rates in effect this quarter, resulted in $520,000 less in sales than the comparable rates in the second quarter of fiscal 2005 would have yielded.

The gross profit margin this quarter was 48.3% compared with 50.1% in the second quarter of fiscal 2005. The overall margin decrease primarily reflected the decline in the Euro to the U.S. dollar.

Selling, general and administrative expenses were $297,000 higher in this quarter compared to the second quarter of fiscal 2005 due primarily to salary and benefit increases, personnel additions, and stock compensation expense that were partially offset by lower employee profit sharing, the benefit resulting from converting selling, general, and administrative expenses in Europe at the lower Euro rate, and lower bad debt expense. Research and development expenses were comparable to one year ago as salary and benefit increases were offset by decreased spending on engineering contract services to support new product development and lower employee profit sharing.

Income tax expense this quarter included the recognition of a $725,000 tax benefit associated with reversing a valuation allowance related to net operating losses in North America that the Company now believes will be utilized and a $290,000 tax expense related to the repatriation of $6.3 million of unremitted earnings of certain of the Company’s European subsidiaries under the provisions of the American Jobs Creation Act of 2004.

The Company had new order bookings of $18.9 million during the second quarter compared with new order bookings of $15.0 million in the first quarter of fiscal 2006 and $16.9 million for the quarter ended December 31, 2004. The high level of new orders this quarter primarily reflected a large order for AutoGauge® systems to support a customer’s new vehicle platform that will be assembled at several assembly plants in North America. Historically, the Company’s rate of new orders has varied from quarter to quarter. The Company's backlog was $22.0 million as of December 31, 2005 compared with $20.2 million as of September 30, 2005.

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "We are very pleased that the results of the second quarter of fiscal 2006, in terms of sales, new order bookings, and operating results, were substantially stronger than were expected at the start of the quarter. This is largely due to accelerated timing of orders originally expected to be received and delivered later in the fiscal year, reflecting the commitment of major automakers to improve their market share through the introduction of new vehicle models.

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“The accelerated orders had been expected to be shipped during the third quarter. As a result, we expect sales for the third quarter to be comparable to those reported for the third quarter of fiscal 2005, with net income results at or slightly below break even. Factors affecting operating results are the decline in the Euro this year compared to last year, increased investments in new resources in Asia and Europe to achieve our sales growth and stock compensation expense in fiscal 2006 related to the adoption of SFAS 123R.

“During the second quarter, the Company repurchased 405,200 shares of its stock at a cost of $2.8 million, which included the previously announced single block transaction of 343,400 shares. Our balance sheet remains strong. Cash decreased by $2.0 million to $18.8 million during the quarter due to the stock repurchase program, and we had no debt. Shareholders’ equity was $54.0 million or, $5.89 per diluted share as of December 31, 2005.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at
http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=1203933 or by dialing 800 946-0783 (domestic callers) or 719 457-2658 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. today and running until 11:00 p.m. on Tuesday, February 14, 2006. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 1446286.

A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 235 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan and Singapore. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2006 revenue, new orders, gross profit and net income levels and the timing of revenue and net income increases from the Company’s plans to make important new investments, largely for personnel, for new product and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the automotive industry, particularly in the United States and Western Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

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PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Sales	$17,188	$14,812	$29,948	$27,056
Cost of Sales	8,890	7,394	16,067	13,610
Gross Profit	8,298	7,418	13,881	13,446
Selling, General and Administrative Expense	3,652	3,355	6,944	6,152
Engineering, Research and Development Expense	1,886	1,917	3,758	3,620
Operating Income (Note 1)	2,760	2,146	3,179	3,674
Interest Income, net	104	127	251	218
Foreign Currency and Other	36	40	84	108
Income Before Income Taxes	2,900	2,313	3,514	4,000
Income Tax Expense	706	846	1,051	1,568
Net Income (Note 1)	$2,194	$1,467	$2,463	$2,432

Earnings Per Share
Basic	$0.25	$0.17	$0.28	$0.28
Diluted	$0.24	$0.16	$0.27	$0.26

Weighted Average Common Shares Outstanding
Basic	8,668	8,749	8,749	8,738
Diluted	9,170	9,413	9,223	9,403

Condensed Balance Sheets	December 31,	June 30,
	2005	2005
Cash and Cash Equivalents	$18,785	$20,374
Receivables, net	24,198	22,305
Inventories, net	6,528	5,884
Other Current Assets	2,044	1,935
Property and Equipment, net	7,620	7,687
Other Non-Current Assets, net	5,172	5,205
Total Assets	$64,347	$63,390

Current Liabilities	$10,365	$9,398
Shareholders' Equity	53,982	53,992
Total Liabilities and Shareholders' Equity	$64,347	$63,390

Note 1: Effective July 1, 2005, the Company was required to adopt Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, which requires the recording of non-cash, stock-based compensation expense. The total non-cash expense was $198,000 in the quarter and $383,000 for the six months ended December 31, 2005. The net income impact was $161,000 in the quarter and $311,000 for the six months ended December 31, 2005.

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